Exhibit 99.1

The New York Times Company Reports 2017 First-Quarter Results

NEW YORK--(BUSINESS WIRE)--May 3, 2017--The New York Times Company (NYSE:NYT) announced today first-quarter 2017 diluted earnings per share from continuing operations of $.08 compared with diluted loss per share of $.05 in the same period of 2016. Adjusted diluted earnings per share from continuing operations (defined below) were $.11 in the first quarter of 2017 compared with $.10 in the first quarter of 2016.

Operating profit rose to $29.0 million in the first quarter of 2017 compared to $27.9 million in the same period of 2016, with higher costs more than offset by a growth in overall revenue, principally driven by very strong digital revenues. Adjusted operating profit (defined below) was $52.7 million in the first quarter of 2017 compared with $51.5 million in the first quarter of 2016.

Mark Thompson, president and chief executive officer, The New York Times Company, said, “These results show the current strength and future potential of our digital strategy not just to reach a large audience, but also to deliver substantial revenue. We added an astonishing 308,000 net digital news subscriptions, making Q1 the single best quarter for subscriber growth in our history.

“Digital advertising revenue grew 19 percent year-over-year, a vindication of our decision to pivot towards mobile, branded content and a broader suite of marketing services, and to focus on innovation. Despite continued pressure on print advertising, we were able to grow overall revenues by 5 percent in the quarter.

“On costs, we are investing to support our growing digital businesses, most notably this quarter in brand marketing and consumer acquisition. We continue to keep a close eye on costs across the business and remain committed to aggressively managing profitability."

Comparisons
Unless otherwise noted, all comparisons are for the first quarter of 2017 to the first quarter of 2016.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The exhibits include a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures, as well as an explanation of non-operating retirement costs.

First-quarter 2017 results included the following special item:

  A $2.4 million pre-tax expense ($1.4 million after tax or $.01 per share) related to the planned redesign and consolidation of space in our headquarters building.

First-quarter 2016 results included the following special item:

  A $41.4 million pre-tax loss ($20.1 million after tax and net of noncontrolling interest, or $.13 per share) from joint ventures related to the announced closure of the paper mill operated by Madison Paper Industries, in which the Company has an investment through a subsidiary.

The Company had severance costs of $1.6 million ($1.0 million after tax or $.01 per share) and $3.6 million ($2.2 million after tax or $.01 per share) in the first quarters of 2017 and 2016, respectively.

Results from Continuing Operations

Revenues
Total revenues for the first quarter of 2017 increased 5.1 percent to $398.8 million from $379.5 million in the first quarter of 2016. Circulation revenues increased 11.2 percent, while advertising revenues declined 6.9 percent and other revenues increased 20.9 percent.

Circulation revenues in the first quarter of 2017 rose as revenues from the Company’s digital subscription initiatives and the 2017 increase in home-delivery prices at The New York Times newspaper more than offset a decline in print copies sold. Circulation revenue from the Company’s digital-only subscriptions (which includes news product and Crossword product subscriptions) increased 40.0 percent compared with the first quarter of 2016, to $75.8 million. Circulation revenue from digital-only subscriptions to our news products increased 39.9 percent to $72.9 million.

Paid digital-only subscriptions totaled approximately 2,201,000 at the end of the first quarter of 2017, a net increase of 348,000 subscriptions compared to the end of the fourth quarter of 2016 and a 62.2 percent increase compared to the end of the first quarter of 2016. Of the 348,000 additions, 308,000 came from the Company’s digital news products, while the remainder came from the Company’s Crossword product.

First-quarter print advertising revenue decreased 17.9 percent while digital advertising revenue increased 18.9 percent. Digital advertising revenue was $49.7 million, or 38.2 percent of total Company advertising revenues, compared with $41.8 million, or 29.9 percent, in the first quarter of 2016. The decrease in print advertising revenues resulted primarily from a decline in display advertising. The increase in digital advertising revenues primarily reflected increases in revenue from our mobile platform, our programmatic channels and branded content, partially offset by a decrease in traditional website display advertising.

Other revenues rose 20.9 percent in the first quarter largely due to affiliate referral revenue associated with the product review and recommendation websites, The Wirecutter and The Sweethome, which the Company acquired in October 2016.

Operating Costs
Operating costs increased in the first quarter of 2017 to $367.4 million compared with $351.6 million in the first quarter of 2016, largely due to higher marketing costs and costs from acquired companies, which were partially offset by lower print production and distribution costs as well as lower severance, international operations, technology and non-operating retirement costs. Adjusted operating costs increased to $346.1 million from $328.0 million in the first quarter of 2016, largely due to higher marketing costs and costs from acquired companies, which were partially offset by lower print production and distribution, international operations and technology costs.

Non-operating retirement costs, which exclude special items, decreased to $3.5 million from $4.5 million in the first quarter of 2017, due to lower multiemployer pension plan withdrawal obligations.

Raw materials costs decreased to $16.9 million compared with $17.9 million in the first quarter, largely due to volume declines.

Other Data

Interest Expense, net
Interest expense, net decreased in the first quarter of 2017 to $5.3 million compared with $8.8 million in the first quarter of 2016 as a result of the repayment, at maturity, of the Company’s 6.625 percent senior notes in the fourth quarter of 2016.

Income Taxes
The Company had income tax expense of $10.7 million in the first quarter of 2017 compared to an income tax benefit of $9.2 million in the first quarter of 2016. The increase in income tax expense was primarily due to higher income from continuing operations in the first quarter of 2017. Income tax expense also increased as a result of the Company’s recent adoption of new accounting guidance related to stock-based compensation.

Liquidity
As of March 26, 2017, the Company had cash and marketable securities of approximately $752.5 million (excluding restricted cash of approximately $24.9 million, the majority of which is set aside to collateralize certain workers’ compensation obligations). Total debt and capital lease obligations were approximately $247.8 million.

Capital Expenditures
Capital expenditures totaled approximately $6 million in the first quarter of 2017.

Outlook
Total circulation revenues in the second quarter of 2017 are expected to increase at a rate similar to that of the first quarter of 2017. Growth in the number of paid digital-only subscriptions to our news products in the second quarter of 2017 is expected to be slower than the prior two quarters.

Total advertising revenues in the second quarter of 2017 are expected to decrease in the low- to mid-single digits compared to the second quarter of 2016.

Operating costs and adjusted operating costs are expected to increase in the mid-single digits in the second quarter of 2017 compared with the second quarter of 2016.

The Company expects the following on a pre-tax basis in 2017:
• Depreciation and amortization: $60 million to $65 million,
• Interest expense, net: $20 million to $25 million, and
• Capital expenditures: $85 million to $90 million.

Conference Call Information
The Company’s first-quarter 2017 earnings conference call will be held on Wednesday, May 3 at 11:00 a.m. E.T. Participants can pre-register for the telephone conference at dpregister.com/10101345. To access the call without pre-registration, dial 866-777-2509 (in the U.S.) or 412-317-5413 (international callers). Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, May 17. The passcode is 10101345.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s circulation and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 25, 2016. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm or investor news at @NYT_IR.

This press release can be downloaded from www.nytco.com

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	First Quarter
	2017	2016	% Change
Revenues
Circulation (a)	$242,375	$217,994	11.2%
Advertising(b)	130,028	139,680	-6.9%
Other(c)	26,401	21,841	20.9%
Total revenues	398,804	379,515	5.1%
Operating costs
Production costs	153,236	157,862	-2.9%
Selling, general and administrative costs	198,004	178,246	11.1%
Depreciation and amortization	16,153	15,472	4.4%
Total operating costs	367,393	351,580	4.5%
Headquarters redesign and consolidation (d)	2,402	—	*
Operating profit	29,009	27,935	3.8%
Income/(loss) from joint ventures (e)	173	(41,896)	*
Interest expense, net	5,325	8,826	-39.7%
Income/(loss) from continuing operations before income taxes	23,857	(22,787)	*
Income tax expense/(benefit)	10,742	(9,201)	*
Net income/(loss)	13,115	(13,586)	*
Net loss attributable to the noncontrolling interest	66	5,315	*
Net income/(loss) attributable to The New York Times Company common stockholders	$13,181	$(8,271)	*
Average number of common shares outstanding:
Basic	161,402	161,003	0.2%
Diluted	162,592	161,003	1.0%
Basic earnings/(loss) per share attributable to The New York Times Company common stockholders	$0.08	$(0.05)	*
Diluted earnings/(loss) per share attributable to The New York Times Company common stockholders	$0.08	$(0.05)	*
Dividends declared per share	$0.04	$0.04	*
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a)	The following table summarizes first-quarter 2017 and 2016 digital-only subscription revenues:

		First Quarter
		2017	2016	% Change
	Digital-only subscription revenues:
	Digital-only news product subscription revenues	$ 72,861	$ 52,075	39.9%
	Digital Crossword product subscription revenues	2,956	2,098	40.9%
	Total digital-only subscription revenues	$ 75,817	$ 54,173	40.0%

	The following table summarizes first-quarter 2017 and 2016 digital-only subscriptions:

		First Quarter
		2017	2016	% Change
	Digital-only subscriptions:
	Digital-only news product subscriptions	1,916	1,161	65.0%
	Digital Crossword product subscriptions	285	196	45.4%
	Total digital-only subscriptions	2,201	1,357	62.2%

(b)	The following table summarizes first-quarter 2017 and 2016 advertising revenues by category:

		First Quarter 2017			First Quarter 2016			% Change
		Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$71,627	$42,976	$114,603	$88,637	$37,384	$126,021	-19.2%	15.0%	-9.1%
	Classified and Other	8,730	6,695	15,425	9,262	4,397	13,659	-5.7%	52.3%	12.9%

	Total advertising	$80,357	$49,671	$130,028	$97,899	$41,781	$139,680	-17.9%	18.9%	-6.9%

(c)	Other revenues consist primarily of revenues from news services/syndication, digital archives, rental income, our NYT Live business, e-commerce and affiliate referrals.

(d)	In the first quarter of 2017, the Company recognized a $2.4 million pre-tax expense related to the planned redesign and consolidation of space in our headquarters building.

(e)	In the first quarter of 2016, the Company recorded a $41.4 million loss from joint ventures, related to the announced closure of a paper mill operated by Madison Paper Industries, in which the Company has an investment through a subsidiary.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and non-operating retirement costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

Non-operating retirement costs include interest cost, expected return on plan assets and amortization of actuarial gains and loss components of pension expense; interest cost and amortization of actuarial gains and loss components of retiree medical expense; and all expenses associated with multiemployer pension plan withdrawal obligations. These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Non-operating retirement costs do not include service costs and amortization of prior service costs for pension and retiree medical benefits, which management believes reflect the ongoing service-related costs of providing pension and retiree medical benefits to its employees. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting operating results excluding non-operating retirement costs, in addition to the Company’s GAAP operating results, provides increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share from continuing operations, operating profit and operating costs, the most directly comparable GAAP items, as well as details on the components of non-operating retirement costs, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items
(or adjusted diluted earnings per share from continuing operations)

	First Quarter
	2017	2016	% Change
Diluted earnings/(loss) per share from continuing operations	$0.08	$(0.05)	*
Add:
Severance	0.01	0.02	-50.0%
Non-operating retirement costs	0.02	0.03	-33.3%
Special items:
Headquarters redesign and consolidation	0.01	—	*
Loss in joint ventures, net of noncontrolling interest	—	0.21	*
Income tax expense of adjustments	(0.01)	(0.11)	-90.9%
Adjusted diluted earnings per share from continuing operations (1)	$0.11	$0.10	10.0%
(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance, non-operating retirement costs and special items (or adjusted operating profit)

	First Quarter
	2017	2016	% Change
Operating profit	$29,009	$27,935	3.8%
Add:
Depreciation & amortization	16,153	15,472	4.4%
Severance	1,600	3,600	-55.6%
Non-operating retirement costs	3,503	4,536	-22.8%
Special items:
Headquarters redesign and consolidation	2,402	—	*
Adjusted operating profit	$52,667	$51,543	2.2%

Reconciliation of operating costs before depreciation & amortization, severance and non-operating retirement costs (or adjusted operating costs)

	First Quarter
	2017	2016	% Change
Operating costs	$367,393	$351,580	4.5%
Less:
Depreciation & amortization	16,153	15,472	4.4%
Severance	1,600	3,600	-55.6%
Non-operating retirement costs	3,503	4,536	-22.8%
Adjusted operating costs	$346,137	$327,972	5.5%

CONTACT:
The New York Times Company
For Media:
Danielle Rhoades Ha, 212-556-8719
danielle.rhoades-ha@nytimes.com
or
For Investors:
Harlan Toplitzky, 212-556-7775
harlan.toplitzky@nytimes.com